NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC (the "Exchange") hereby notifies the Securities and Exchange Commission "'SEC") of its intention to remove the entire class of A Ordinary Shares, GBP 6.00 par value (the "Common Stock") of Eros Media World PLC (the "Company") from listing and registration on the Exchange on January 20, 2023, pursuant to the provisions of Rule 12d2-2(b), because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. NYSE Regulation reached its decision that the Common Stock is not suitable for listing because the Company is a late filer and has not filed with the Securities and Exchange Commission (the "SEC") its annual report on Form 20-F for the year ended March 31, 2021, current report on Form 6-K for the half year ended September 30, 2021, and annual report on Form 20-F for the year ended March 31, 2022 (collectively, the "Delayed Filings"). The Company was not able to complete the Delayed Filings by August 17, 2022, which is the maximum time allowed under Section 802.01E of the NYSE's Listed Company Manual. On August 17, 2022, the Exchange determined that the Common Stock of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the Exchange. The Company was notified by phone and letter on August 17, 2022. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on August 17, 2022. Trading in the Common Stock was suspended immediately on August 17, 2022. The Company had a right to appeal the determination to delist the Common Stock by a Committee of the Board of Directors of the Exchange, provided it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. On August 31, 2022, the Company requested such review. On January 5, 2023, the Company provided formal notification of its intention to withdraw its request. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.